Exhibit (a)(1)(A)

INTEGRATED SILICON SOLUTION, INC.

OFFER TO PURCHASE

FOR CASH UP TO $30,000,000 IN VALUE OF ITS COMMON STOCK

AT A PURCHASE PRICE NOT GREATER THAN $6.30

NOR LESS THAN $5.70 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON FRIDAY, SEPTEMBER 14, 2007

UNLESS THE OFFER IS EXTENDED

August 15, 2007

INTEGRATED SILICON SOLUTION, INC.

Offer to Purchase

for Cash up to $30,000,000 in Value of its Common Stock

at a Purchase Price Not Greater Than $6.30

Nor Less Than $5.70 Per Share

This offer and withdrawal rights will expire at

5:00 p.m., New York City Time, on September 14, 2007 unless we extend them.

Integrated Silicon Solution, Inc. (“ISSI”, the “Company”, “we” or “us”) hereby offers to purchase up to $30 million in value of shares of its common stock, par value $0.0001 per share (the “Shares”), at a purchase price of not greater than $6.30 nor less than $5.70 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). We will select the lowest price per Share within this range (the “Purchase Price”) that will allow us to purchase $30 million in Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. The maximum number of shares that we will repurchase pursuant to the Offer is 5,263,157 (based on the minimum Purchase Price of $5.70 per Share). All Shares that we purchase pursuant to the Offer will be acquired at the same price regardless of whether a stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Purchase Price if more than the number of Shares we are seeking in the Offer are properly tendered.

Only Shares properly tendered at prices at or below the Purchase Price we select, and not properly withdrawn, will be purchased pursuant to the Offer. Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3.

Our intent is to purchase up to $30 million of our Shares pursuant to the Offer. However, we expressly reserve the right, in our sole discretion, to purchase additional Shares pursuant to the Offer, subject to applicable law. See Sections 1 and 14.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See Sections 5 and 7.

The Shares are listed on the Nasdaq Global Market (“Nasdaq”) and trade under the symbol “ISSI.” On August 14, 2007, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares was $5.95 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares pursuant to the Offer. See Section 8.

Our board of directors has approved the Offer. However, neither we, our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether to tender or refrain from tendering your Shares pursuant to the Offer or as to the price or prices at which you may choose to tender your Shares pursuant to the Offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See Section 2. You should discuss whether to tender your Shares with your broker, if any, or other financial advisor.

Our directors and executive officers have advised the Company that they do not intend to tender any of their Shares pursuant to the Offer. See Section 11.

Questions and requests for assistance regarding the offer may be directed to Mellon Investor Services, our Information Agent for the Offer, at the telephone number and address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase and the Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

See “Risks of Participating in the Offer” below for a discussion of risks that you should consider before participating in this offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

IMPORTANT

If you want to tender all or part of your Shares pursuant to the Offer, you must do one of the following before the Offer expires:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•

if you hold certificates for Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Mellon Investor Services, the Depositary for the Offer;

•	if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•	if you are a holder of vested options to purchase Shares, you may exercise your vested options and tender any of the Shares issued upon exercise in accordance with the second bullet above.

If you want to tender your Shares pursuant to the Offer but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedure for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you may still tender your Shares pursuant to the Offer if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

If you wish to maximize the chance that your Shares will be purchased by us in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” This election could result in your Shares being purchased at the minimum price of $5.70 per Share. See Section 3.

To tender Shares pursuant to the Offer properly, other than Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal including the section relating to the price at which you are tendering your Shares.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares pursuant to the Offer or as to the price or prices at which you may choose to tender your Shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us or the Information Agent for the Offer. You should not assume that the information provided in this Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This summary term sheet highlights important information contained in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal that constitute the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Who is offering to purchase Shares?

•	Integrated Silicon Solution, Inc.

What is the purpose of the Offer?

•

Our board of directors has spent a great deal of time analyzing our business, our business sector and the opportunities and challenges ahead and has determined that the Offer properly creates the right balance between doing what is right for our business and delivering liquidity to our stockholders. Our board of directors believes that using a portion of our existing cash reserves to fund the Offer is a prudent use of our financial resources and an efficient means of providing liquidity to our stockholders. At the same time, we believe that the purchase of Shares pursuant to the Offer should not interfere with our ability to maintain the financial flexibility we need to continue to execute our strategy and to take advantage of new opportunities as they arise. See Section 2.

•

The Offer will provide stockholders with the opportunity to tender a portion or possibly all of their Shares and, thereby, receive a return of capital if they so elect, without the usual transaction costs associated with market sales or, we believe, any disruption to the Share price. The Offer also affords stockholders the option not to participate and, thereby, to increase their percentage ownership in ISSI. See Section 2.

How many Shares is ISSI offering to purchase?

•

We are offering to purchase up to $30 million in value of our Shares that stockholders properly tender in the Offer or such lesser amount of Shares as are properly tendered and not properly withdrawn. The maximum number of shares that we will repurchase pursuant to the Offer is 5,263,157 (based on the minimum Purchase Price of $5.70 per Share), representing approximately 13.9% of our outstanding common stock as of August 10, 2007. See Sections 1 and 2.

•

If more than $30 million in value of Shares are properly tendered, all Shares tendered at or below the Purchase Price will be purchased on a pro rata basis except for “odd lots” (i.e., lots held by beneficial or record owners of less than 100 Shares), which we will purchase on a priority basis. The Offer is not conditioned on any minimum number of Shares being tendered by stockholders. See Section 1.

•

Our intent is to purchase up to $30 million of our Shares pursuant to the Offer. However, we expressly reserve the right, in our sole discretion, to purchase additional Shares pursuant to the Offer, subject to applicable law. See Sections 1 and 14.

What will be the purchase price for the Shares and what will be the form of payment?

•

We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares pursuant to the Offer. The price range for the Offer is $5.70 to $6.30 per Share. See Section 1.

•

We will select the lowest price per Share (the “Purchase Price”) that will allow us to buy $30 million in value of Shares, or if fewer Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. See Section 1.

•

All Shares that we purchase will be purchased at the Purchase Price, even if you have selected a lower price, but we will not purchase any Shares above the Purchase Price. If you wish to maximize the chance that your Shares will be purchased by us in the Offer, you should check the box in the section on the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” You should understand that this election could result in your Shares being purchased at the minimum price of $5.70 per Share. See Section 1.

•

If your Shares are purchased in the Offer, you will be paid the Purchase Price, in cash, without interest, promptly after the Expiration Date (as defined in Section 1). Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. See Sections 1 and 5.

How will ISSI pay for the Shares?

•	We will use our existing cash reserves to purchase Shares tendered in the Offer. See Section 9.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

•

We can extend or amend the Offer at our sole discretion. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered pursuant to the Offer. We can also terminate the Offer under certain circumstances. See Sections 7 and 14.

How will I be notified if the Offer is extended or amended?

•

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

How long do I have to tender my Shares?

•

You may tender your Shares pursuant to the Offer until the Offer expires. The Offer will expire on Friday, September 14, 2007, at 5:00 p.m., New York City time, unless we extend the Offer. We may choose to extend the Offer at our sole discretion at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1 and 14.

How will the Offer affect the number of Shares outstanding and the number of record holders of the Company?

•

As of August 10, 2007, we had approximately 37,825,577 issued and outstanding Shares. 5,263,157, the maximum number of Shares that we are offering to purchase pursuant to the Offer (based on the minimum Purchase Price of $5.70), represents approximately 13.9% of our outstanding Shares as of August 10, 2007. If the Offer is fully subscribed at the minimum price per Share of $5.70, then we will have approximately 32,562,420 Shares outstanding following the purchase of Shares tendered pursuant to the Offer. The actual number of Shares outstanding will depend on the number of Shares tendered and purchased pursuant to the Offer, which will depend in part upon the Purchase Price. See Section 2.

•	To the extent any of our stockholders of record tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See “Introduction” and Section 2.

•	Stockholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Section 2.

Are there any conditions to the Offer?

•	Our obligation to purchase Shares tendered depends upon a number of conditions, including:

•

No legal action shall have been threatened, pending or taken that challenges or affects the Offer or materially and adversely affects our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impairs the contemplated future conduct of our business or our ability to purchase up to $30 million in value of Shares pursuant to the Offer;

•	No general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets;

•	No declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

•

No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, shall have occurred;

•

No changes in the general political, market, economic or financial conditions in the United States or abroad that could adversely affect our business, condition (financial or otherwise), income, operations or prospects, or otherwise materially impair the contemplated future conduct of our business, or the trading in the Shares or the benefits of the Offer to us shall have occurred;

•

No decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on August 14, 2007 shall have occurred;

•

No person shall have commenced a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

•

No person (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before August 14, 2007), and no person or group which has made such a filing on or before August 14, 2007 shall acquire or propose to acquire an additional 2% or more of our outstanding Shares. In addition, no new group shall have been formed that beneficially owns more than 5% of our outstanding Shares; and

•

No change, circumstance, set of facts or event shall have occurred, shall have been threatened or shall exist that has or could reasonably be expected to have a material adverse effect on our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership or the benefits of the Offer to us.

•	The Offer is subject to other conditions described in greater detail in Section 7.

The foregoing addresses the conditions under which we are not obligated to complete the Offer.

How do I tender my Shares?

•	If you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must:

•

deliver your Shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in Section 3) to the Depositary before 5:00 p.m., New York City time, on Friday, September 14, 2007, or such later time and date to which we may extend the Offer; or

•

if certificates for your Shares are not immediately available for delivery to the Depositary, comply with the guaranteed delivery procedure described in Section 3 before 5:00 p.m., New York City time, on Friday, September 14, 2007, or such later time and date to which we may extend the Offer. See Section 3.

•

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your Shares. See Section 3 and the instructions to the Letter of Transmittal.

•

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could result in your Shares being purchased at the minimum price of $5.70 per Share. See Section 3.

•	You may contact the Information Agent or your broker for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested stock options for Shares participate in the Offer?

•

If you hold vested but unexercised options to purchase Shares, you may exercise such options in accordance with the terms of the applicable stock option plans and your awards and tender the Shares received upon such exercise in accordance with this Offer. See Instruction 13 to the Letter of Transmittal. You should evaluate this Offer carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants and the years left to exercise your options, the range of tender prices and the provisions for pro rata purchases by ISSI described in Section 1. An exercise of a stock option cannot be revoked even if all or a portion of the Shares received upon the exercise and tendered pursuant to the Offer are not purchased by us for any reason. We strongly encourage you to discuss the Offer with your tax advisor or broker.

Until what time can I withdraw previously tendered Shares?

•

You may withdraw your tendered Shares at any time before 5:00 p.m., New York City time, on Friday, September 14, 2007, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 5:00 p.m., New York City time on Thursday, October 11, 2007. See Section 4.

How do I withdraw Shares previously tendered?

•

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will tendered Shares be purchased? Will tendered Shares be prorated?

•	First, we will purchase Shares from all holders of “odd lots” of less than 100 Shares who properly tender all such Shares at or below the Purchase Price.

•

Second, we will purchase Shares from all stockholders who properly tender Shares at or below the Purchase Price. If the Offer is over-subscribed (i.e., if more Shares are tendered than we are offering to purchase pursuant to the Offer), we will purchase tendered Shares on a pro rata basis with appropriate adjustments to avoid the purchase of fractional shares, subject to the conditional tender provisions described in Section 6; and

•

Third, if necessary to permit us to purchase up to $30 million of value of Shares (or such greater number of Shares as we may elect to purchase pursuant to the Offer), we will purchase Shares from holders who have tendered Shares at or below the Purchase Price subject to the condition that a specified minimum number of the holder’s Shares (including all) or none be purchased if any of the holder’s Shares are purchased pursuant to the Offer (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the expiration of the Offer. See Sections 1 and 6.

•	Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

Has ISSI or its board of directors adopted a position on the Offer?

•

Our board of directors has approved the Offer. However, neither we or our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether you should tender or refrain from tendering your Shares pursuant to the Offer or as to the price or prices at which you may choose to tender your Shares pursuant to the Offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which your Shares should be tendered. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Will ISSI’s directors and officers tender Shares in the Offer?

•	Our directors and executive officers have advised the Company that they do not intend to tender any of their Shares pursuant to the Offer. See Section 11.

What will happen if I do not tender my Shares?

•	Stockholders who choose not to tender will own a greater percentage ownership in our outstanding Shares following the completion of the Offer. See Section 2.

When and how will ISSI pay for the Shares I tender that are accepted for purchase?

•

We will pay the Purchase Price, without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 5.

What is the recent market price for the Shares?

•

On August 14, 2007, the last full trading day before announcement of the Offer, the last reported sale price on Nasdaq was $5.95 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

•

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, bank or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See Section 3.

What are the United States federal income tax consequences if I tender my Shares?

•

The receipt of cash for your tendered Shares will generally be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a dividend. See Section 13. The payment of cash for a foreign stockholder’s tendered Shares will be subject to United States federal income tax withholding. See Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

•	If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

Who do I contact if I have questions about the Offer?

•

For additional information or assistance, you may contact Mellon Investor Services, the Information Agent for the Offer at the telephone number and address set forth on the back cover of this Offer to Purchase.

You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Amend, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Purchase. You should carefully consider these risks, in addition to the other information in this Offer to Purchase and in our other filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks, including those described below. This list and items discussed in “Risk Factors that may Affect Future Operating Performance” set forth in ISSI’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, and in ISSI’s other SEC reports filed after the Annual Report, which are incorporated herein by reference, highlight the material risks of participating in this offer. You should carefully consider these risks and you are encouraged to speak with your financial, legal and/or tax advisors as necessary before deciding to participate in the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements incorporated herein by reference, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Purchase, which speak only as of the date hereof.

Economic Risks

If you tender your Shares for repurchase pursuant to the Offer, there is no guarantee that in the future you will be in a better economic position than you would be if your Shares were not repurchased.

Certain future events such as a change in our stock price may result in a lower value realized in the future than you might have realized had you not agreed to tender your Shares. Please consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

Integrated Silicon Solution, Inc. may become insolvent or declare bankruptcy.

Cash payments to be made in connection with the Offer will be made from ISSI’s general corporate assets, and you may be treated as a general creditor of ISSI with respect to the cash payments until such payments are received, subject to laws affecting creditors’ rights and remedies generally and to principles of equity (regardless of whether enforcement is sought in a proceeding of law or equity). In the event of a distribution of our assets upon our insolvency or in the event of our bankruptcy, your cash payment may be delayed or reduced.

Risk Factors That May Affect Future Operating Performance

We have been named as a party to several lawsuits related to our historical stock option practices and related accounting, we may be named in additional litigation in the future and we were the subject of a formal SEC investigation, all of which could result in an unfavorable outcome and have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price for our securities.

Several lawsuits have been filed against certain of our current directors and officers and certain former directors and officers relating to our historical stock option practices and related accounting. We are named as nominal defendant in such matters. We were also subject to a formal SEC investigation with respect to such matters. We may become the subject of additional private or government actions regarding these matters in the future. Except with respect to the initial complaint filed by the Securities and Exchange Commission, which was settled, these actions are in the preliminary stages, and their ultimate outcome could have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price for our securities. Litigation may be time-consuming, expensive and disruptive to our normal business operations, and the outcome of litigation is difficult to predict. The defense of these lawsuits has resulted and will continue to result in significant legal and accounting expenditures and the continued diversion of our management’s time and attention from the operation of our business. All or a portion of any amount we may be required to pay to satisfy a judgment or settlement of any or all of these claims may not be covered by insurance.

We have entered into indemnification agreements with each of our present and former directors and officers. Under those agreements, we are required to indemnify each such director or officer against expenses, including attorneys’ fees, judgments, fines and settlements, paid by such individual in connection with the pending litigation subject to applicable Delaware law.

If we do not maintain compliance with the listing requirements of the NASDAQ Global Market, our common stock could be delisted, which could, among other things, reduce the price of our common stock and the levels of liquidity available to our stockholders.

In connection with the restatement of our financial statements, we were delinquent in filing certain of our periodic reports with the SEC, and consequently we were not in compliance with the listing requirements under the NASDAQ Global Market’s Marketplace Rules. We believe that we are currently in compliance with the NASDAQ listing standards. However, our securities could be delisted in the future if we do not maintain compliance with applicable listing requirements. If our securities are delisted from the NASDAQ Global Market, they would subsequently be transferred to the National Quotation Service Bureau, or “Pink Sheets.” The trading of our common stock on the Pink Sheets may reduce the price of our common stock and the levels of liquidity available to our stockholders. If we are delisted in the future from the NASDAQ Global Market and transferred to the Pink Sheets, there may also be other negative implications, including the potential loss of confidence by suppliers, customers and employees and the loss of institutional investor interest in our company.

We have incurred significant losses in certain recent periods, and there can be no assurance that we will be able to achieve or sustain profitability in the future.

We incurred losses of $14.2 million in fiscal 2006, which included inventory write-downs of $16.5 million. We incurred losses of $39.8 million in fiscal 2005, which included inventory write-downs of $13.9 million, charges of $11.7 million related to our equity interest in ICSI, charges on impairment of goodwill and investments of $4.7 million and charges for in-process R&D of $2.8 million. Though we were profitable in the June 2007 quarter and three prior quarters, there is no assurance that we will maintain or achieve profitability in subsequent quarters. Our ability to achieve and maintain profitability on a quarterly or fiscal year basis in the future will depend on a variety of factors, including the need for future inventory write-downs, our ability to increase net sales, maintain or expand gross margins, introduce new products on a timely basis, secure sufficient wafer fabrication capacity and control operating expenses, including stock-based compensation as required by SFAS 123R. Adverse developments with respect to these or other factors could result in quarterly or annual operating losses in the future.

Our operating results are expected to continue to fluctuate and may not meet our financial guidance or published analyst forecasts. This may cause the price of our common stock to decline significantly.

Our future quarterly and annual operating results are subject to fluctuations due to a wide variety of factors, including:

•	the cyclicality of the semiconductor industry;

•	declines in average selling prices of our products;

•	inventory write-downs for lower of cost or market or excess and obsolete;

•	excess inventory levels at our customers;

•	decreases in the demand for our products;

•	oversupply of memory products in the market;

•	our ability to control or reduce our operating expenses;

•	shortages in foundry, assembly or test capacity;

•	disruption in the supply of wafers, assembly or test services;

•	changes in our product mix which could reduce our gross margins;

•	cancellation of existing orders or the failure to secure new orders;

•	a failure to introduce new products and to implement technologies on a timely basis;

•	market acceptance of ours and our customers’ products;

•	economic slowness and low end-user demand;

•	a failure to anticipate changing customer product requirements;

•	fluctuations in manufacturing yields at our suppliers;

•	fluctuations in product quality resulting in rework, replacement, or loss due to damages;

•	a failure to deliver products to customers on a timely basis;

•	the timing of significant orders;

•	increased expenses associated with new product introductions, masks or process changes;

•	the ability of customers to make payments to us;

•	the outcome of any pending or future litigation or investigation; and

•	the commencement of any future litigation or antidumping proceedings.

Our sales depend on DRAM and SRAM products and reduced demand for these products or a decline in average selling prices could harm our business.

In the nine months ended June 30, 2007 and in fiscal 2006, approximately 86% and 91%, respectively, of our net sales were derived from the sale of DRAM and SRAM products, which are subject to unit volume fluctuations and declines in average selling prices that could harm our business. For example, we experienced a sequential decline in revenue from $62.1 million in our December 2006 quarter to $60.0 million in our March 2007 quarter. This decline in revenue was primarily the result of a decrease in unit shipments of our SRAM products. In addition, we experienced a sequential decline in revenue from $61.5 million in our September 2005 quarter to $51.1 million in our December 2005 quarter. This decline in revenue was primarily the result of a decrease in unit shipments and the average selling prices of our DRAM products. In the December 2005 quarter, we turned down some orders for DRAM products that had unfavorable margins as a result of the decrease in the average selling prices in the market. We may not be able to offset any future price declines for our products by higher volumes or by higher prices on newer products. Historically, average selling prices for semiconductor memory products have declined, and we expect that average selling prices for our products will decline in the future. Our ability to maintain or increase revenues will depend upon our ability to increase unit sales volume of existing products and introduce and sell new products that compensate for the anticipated declines in the average selling prices of our existing products.

We are subject to pending legal proceedings related to the SRAM market.

We have been named as a defendant in a number of civil antirust complaints filed against semiconductor companies on behalf of purported classes of direct and indirect purchasers of SRAM products throughout the United States. The complaints allege that the defendants conspired to raise the price of SRAM in violation of Section 1 of the Sherman Act, the California Cartwright Act, and several other State antitrust, unfair competition and consumer protection statutes. We believe that we have meritorious defenses to the allegations in the complaints, and we intend to defend these lawsuits vigorously. However, the litigation is in the preliminary stage and we cannot predict its outcome. Multidistrict antitrust litigation is particularly complex and can extend for a protracted time, which can substantially increase the cost of such litigation. The defense of these lawsuits is also expected to divert the efforts and attention of some of our key management and technical personnel. As a result, our defense of this litigation, regardless of its eventual outcome, will likely be costly and time consuming. Should the outcome of the litigation be adverse to us, we could be required to pay significant monetary damages, which could adversely affect our business, financial condition, operating results and cash flows.

Any future downturn in the markets we serve would harm our business and financial results.

Substantially all of our products are incorporated into products for the digital consumer electronics, networking, mobile communications and automotive electronics markets. Historically, these markets have experienced cyclical depressed business conditions, often in connection with, or in anticipation of, a decline in general economic conditions or due to adverse supply and demand conditions in such markets. Industry downturns have resulted in reduced demand and declining average selling prices for our products which adversely affected our business. We expect that our industry will remain cyclical, and we are unable to predict when any upturn or downturn will occur or how long it will last.

Shifts in industry-wide capacity may cause our results to fluctuate. These shifts may occur quickly with little or no advance notice. Such shifts have historically resulted in significant inventory write-downs.

The semiconductor industry is highly cyclical and is subject to significant downturns resulting from excess capacity, overproduction, reduced demand or technological obsolescence. Shifts in industry-wide capacity from shortages to oversupply or from oversupply to shortages may result in significant fluctuations in our quarterly or annual operating results. These shifts in industry conditions can occur quickly with little or no advance notice to us. Adverse changes in industry conditions are likely to result in a decline in average selling prices and the stated value of inventory. In the first nine months of fiscal 2007, in fiscal 2006, and in fiscal 2005, we recorded inventory write-downs of $7.9 million, $16.5 million and $13.9 million, respectively. The inventory write-downs related to valuing our inventory at the lower-of-cost-or-market, and adjusting our inventory valuation for certain excess and obsolete products.

We write down to zero dollars the carrying value of inventory on hand in excess of six months’ historical sales volumes to cover estimated excess and obsolete exposures, unless adjustments are made based on management’s judgments for newer products, end of life products, planned inventory increases or strategic customer supply. In making such judgments to write down inventory, management takes into account the product life cycles which can range from six to 30 months, the stage in the life cycle of the product, the impact of competitors’ announcements and product introductions on our products.

We believe that six months is an appropriate period because it is difficult to accurately forecast for a specific product beyond this time frame due to the potential introduction of products by competitors, technology obsolescence or fluctuations in demand. Future additional inventory write-downs may occur due to lower of cost or market accounting, excess inventory or inventory obsolescence.

Our transition to lead-free parts may result in excess inventory of products packaged using traditional methods.

Customers are requiring that we offer our products in lead-free packages. Governmental regulations in certain countries and customers’ intention to produce products that are less harmful to the environment has resulted in a requirement from many of our customers to purchase integrated circuits that do not contain lead. We have responded by offering our products in lead-free versions. While the lead-free versions of our products are expected to be more friendly to the environment, the ultimate impact is uncertain. The transition to lead-free products may produce sudden changes in demand depending on the packaging method used, which may result in excess inventory of products packaged using traditional methods. This may have an adverse effect on our results of operations. In addition, the quality, cost and manufacturing yields of the lead-free parts may be less favorable to us than the products packaged using more traditional materials which may result in higher product costs.

If we are unable to obtain an adequate supply of wafers, our business will be harmed.

If we are unable to obtain an adequate supply of wafers from our current suppliers or any alternative sources in a timely manner, our business will be harmed. Our principal manufacturing relationships are with Powerchip Semiconductor, SMIC, TSMC, and Chartered Semiconductor Manufacturing. Each of our wafer foundries also supplies wafers to other semiconductor companies, including certain of our competitors or for their own account. Although we are allocated specific wafer capacity from our suppliers, we may not be able to obtain such capacity in periods of tight supply. If any of our suppliers experience manufacturing failures or yield shortfalls, choose to prioritize capacity for other uses, or reduce or eliminate deliveries to us, we may not be able to obtain enough wafers to meet the market demand for our products which would adversely affect our revenues. Once a product is in production at a particular foundry, it is time consuming and costly to have such product manufactured at a different foundry. In addition, we may not be able to qualify additional manufacturing sources for existing or new products in a timely manner and we cannot be certain that other manufacturing sources would be able to deliver an adequate supply of wafers to us or at the same cost.

Our gross margins may decline even in periods of increasing revenue.

Our gross margin is affected by a variety of factors, including our mix of products sold, average selling prices for our products and cost of wafers. Even when our revenues are increasing, our gross margin may be adversely affected if such increased revenue is from products with lower margins or declining average selling prices. During periods of strong demand, wafer capacity is likely to be in short supply and we will likely have to pay higher prices for wafers, which would adversely affect our gross margin unless we are able to increase our product prices to offset such costs. To maintain our gross margins when average selling prices are declining, we must introduce new products with higher margins or reduce our cost per unit. There can be no assurance that we will be able to increase unit sales volumes, introduce and sell new products or reduce our cost per unit.

We may encounter difficulties in effectively integrating newly acquired businesses.

From time to time, we may acquire other companies or assets that we believe to be complementary to our business. Acquisitions may result in use of our cash resources, potentially dilutive issuances of equity securities, incurrence of debt and contingent liabilities, amortization expenses related to intangible assets, and the possible impairment of goodwill, which could harm our profitability. In addition, acquisitions involve numerous risks, including:

•	higher than estimated acquisition expenses;

•	difficulties in successfully assimilating the operations, technologies and personnel of the acquired company;

•	difficulties in continuing to develop the new technologies and deliver products to market on time;

•	diversion of management’s attention from other business concerns;

•	risks of entering markets in which we have no, or limited, direct prior experience;

•	the risk that the markets for acquired products do not develop as expected; and

•	the potential loss of key employees and customers as a result of the acquisition.

In this regard, in February 2006, we sold our shares of Signia as we decided to exit the Bluetooth market and focus on our core product strategy. We sold approximately 77% of our investment in Signia for approximately $4.6 million which resulted in a pre-tax gain of $2.2 million. As a result of the sale of the Signia shares, we reduced our ownership percentage in Signia to approximately 16% and effective March 2006 account for Signia on the cost basis. For the period ending September 30, 2005, we incurred an impairment charge of $4.4 million related to the goodwill acquired with Signia. There is no assurance that any future acquisitions will contribute positively to our business or operating results.

We rely on third-party contractors to assemble and test our products and our failure to successfully manage our relationships with these contractors could damage our relationships with our customers, decrease our sales and limit our growth.

We rely on third-party contractors located in Asia to assemble and test our products. There are significant risks associated with our reliance on these third-party contractors, including:

•	reduced control over product quality;

•	potential price increases;

•	reduced control over delivery schedules;

•	possible capacity shortages;

•	their inability to increase production and achieve acceptable yields on a timely basis;

•	absence of long-term agreements;

•	limited warranties on products supplied to us; and

•	general risks related to conducting business internationally.

If any of these risks are realized, our business and results of operations could be adversely affected until our subcontractor is able to remedy the problem or until we are able to secure an alternative subcontractor.

The loss of a significant customer or a reduction in orders from one or more large customers could adversely affect our operating results.

As sales to our customers are executed pursuant to purchase orders and no purchasing contracts typically exist, our customers can cease doing business with us at any time. We may not be able to retain our key customers, such customers may cancel or reschedule orders, and in the event of canceled orders, such orders may not be replaced by other sales. In addition, sales to any particular customer may fluctuate significantly from quarter to quarter, and such fluctuating sales could harm our business and financial results.

We have significant international sales and operations and risks related to our international activities could harm our operating results.

In the nine months ended June 30, 2007, approximately 20% of our net sales was attributable to customers located in the U.S., 14% was attributable to customers located in Europe and 66% was attributable to customers located in Asia. In fiscal 2006, approximately 17% of our net sales was attributable to customers located in the U.S., 10% was attributable to customers located in Europe and 73% was attributable to customers located in Asia. We anticipate that sales to international locations will continue to represent a significant percentage of our net sales. In addition, all of our wafer foundries and assembly and test subcontractors are located in Taiwan and China and a substantial majority of our employees are located outside of the U.S. A devaluation of the New Taiwan dollar or Chinese Renminbi could substantially increase the cost of our operations in Taiwan or China.

We are subject to the risks of conducting business internationally, including:

•	global economic conditions, particularly in Taiwan and China;

•	duties, tariffs and other trade barriers and restrictions;

•	foreign currency fluctuations;

•	changes in trade policy and regulatory requirements;

•	transportation delays;

•	the burdens of complying with foreign laws;

•	imposition of foreign currency controls;

•	language barriers;

•	difficulties in hiring and retaining experienced engineers in countries such as China and Taiwan;

•	difficulties in collecting foreign accounts receivable;

•	political instability, including any changes in relations between China and Taiwan; and

•	earthquakes, diseases (SARS/ avian flu) and other natural disasters.

Strong competition in the semiconductor memory market may harm our business.

The semiconductor memory market is intensely competitive and has been characterized by an oversupply of product, price erosion, rapid technological change, short product life cycles, cyclical market patterns, and heightened foreign and domestic competition. Many of our competitors offer broader product lines and have greater financial, technical, marketing, distribution and other resources than us. We may not be able to compete successfully against any of these competitors. Our ability to compete successfully in the memory market depends on factors both within and outside of our control, including:

•	the pricing of our products;

•	the supply and cost of wafers;

•	product design, functionality, performance and reliability;

•	successful and timely product development;

•	the performance of our competitors and their pricing policies;

•	wafer manufacturing over or under capacity;

•	real or perceived imbalances in supply and demand for our products;

•	the rate at which OEM customers incorporate our products into their systems;

•	the success of our customers’ products and end-user demand;

•	access to advanced process technologies at competitive prices;

•	achievement of acceptable yields of functional die;

•	the capacity of our third-party contractors to assemble and test our products;

•	the gain or loss of significant customers;

•	the nature of our competitors; and

•	general economic conditions.

In addition, we are vulnerable to technology advances utilized by competitors to manufacture higher performance or lower cost products. In particular, a competitor with a materially smaller die size and lower cost could dramatically gain market share in a short period of time. We may not be able to compete successfully in the future as to any of these factors. Our failure to compete successfully in these or other areas could harm our business and financial results.

Our revenues and business would be harmed if we are not able to successfully develop, introduce and sell new products and develop and implement new manufacturing technologies in a timely manner. Our research and development expenses could increase and our business could be harmed if the implementation of these new manufacturing technologies is unsuccessful.

We operate in highly competitive, quickly changing markets which are characterized by rapid obsolescence of existing products. As a result, our future success depends on our ability to develop and introduce new products that our customers choose to buy in significant quantities. If we fail to introduce new products in a timely manner or if our customers’ products do not achieve commercial success, our business and results of operations could be seriously harmed. The design and introduction of new products is challenging as such products typically incorporate more functions and operate at faster speeds than prior products. Increasing complexity generally requires smaller features on a chip. This makes developing new generations of products substantially more difficult than prior generations. The cost to develop products utilizing these new technologies is expensive and requires significant research and development spending and, as a result, our research and development expenses could increase in the future. Further, new products may not work properly in our customers’ applications. If we are unable to design, introduce, market and sell new products successfully, our business and financial results would be seriously harmed.

Our products are complex and could contain defects, which could reduce sales of those products or result in claims against us.

We develop complex and evolving products. Despite testing by us and our customers, errors may be found in existing or new products. This could result in a delay in recognition or loss of revenues, loss of market share or failure to achieve market acceptance. The occurrence of defects could also cause us to incur significant warranty, support and repair costs, could divert the attention of our engineering personnel from our product development efforts, and could harm our relationships with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our products and would likely harm our business. Defects, integration issues or other performance problems in our products could result in financial or other damages to our customers. Our customers could seek and obtain damages from us for their losses. From time to time, we have been involved in disputes regarding product warranty issues. Although we seek to limit our liability, a product liability claim brought against us, even if unsuccessful, would likely be time consuming and could be costly to defend.

Potential intellectual property claims and litigation could subject us to significant liability for damages and could invalidate our proprietary rights.

In the semiconductor industry, it is not unusual for companies to receive notices alleging infringement of patents or other intellectual property rights. We have been, and from time-to-time expect to be, notified of claims that we may be infringing patents, maskwork rights or copyrights owned by third-parties. If it appears necessary or desirable, we may seek licenses under patents that we are alleged to be infringing. However, licenses may not be offered and the terms of any offered licenses may not be acceptable to us.

The failure to obtain a license under a key patent or intellectual property right from a third party for technology used by us could cause us to incur substantial liabilities and to suspend the manufacture of the products utilizing the invention or to attempt to develop non-infringing products, any of which could harm our business. Furthermore, we may become involved in protracted litigation regarding the alleged infringement by us of third-party intellectual property rights or litigation to assert and protect our patents or other intellectual property rights. Any litigation relating to patent infringement or other intellectual property matters could result in substantial cost and diversion of our resources, which could harm our business.

We may be unable to effectively protect our intellectual property, which would negatively impact our ability to compete.

We believe that the protection of our intellectual proprietary rights will continue to be important to the success of our business. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and business partners, and control access to and distribution of our documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technology. Monitoring unauthorized use of our technology is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the U.S. Many U.S. companies have encountered substantial infringement problems in foreign countries, including countries in which we design and sell our products. We cannot be certain that patents will be issued as a result of our pending applications nor can we be certain that any issued patents would protect or benefit us or give us adequate protection from competing products. For example, issued patents may be circumvented or challenged and declared invalid or unenforceable. We also cannot be certain that others will not develop our unpatented proprietary technology or effective competing technologies on their own.

We have acquired equity positions for strategic reasons in other companies which may significantly decrease in value.

Over the last several years, we have acquired equity positions for strategic reasons in other technology companies and we may make similar equity purchases in the future. At June 30, 2007, our strategic investments in non-marketable securities totaled $0.9 million. These equity investments may not increase in value and there is the possibility that they could decrease in value over time, even to the point of becoming completely worthless. These equity securities are evaluated for impairment on a recurring basis and any reductions in the carrying value would lower our profitability.

In this regard, we recorded approximately a $0.4 million impairment loss on one of our equity positions in fiscal 2006 and $0.3 million impairment losses on two equity investments in fiscal 2005. In addition, we own shares in SMIC with a cost basis of approximately $11.4 million and a market value at June 30, 2007 of approximately $13.6 million. The market value of SMIC shares is subject to fluctuation and our carrying value will be subject to adjustments to reflect the current market value. Our shares in SMIC were subject to certain lockup restrictions which lapsed in February 2007. Therefore all our shares in SMIC are freely tradable.

Changes in securities laws and regulations are increasing our costs.

The Sarbanes-Oxley Act of 2002 that became law in July 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Stock Market, have required changes to some of our accounting and corporate governance practices, including the report on our internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002. These rules and regulations have increased our accounting, legal and other costs, and have made some activities more difficult, time consuming and/or costly. In particular, complying with the internal control requirements of Section 404 of the Sarbanes-Oxley Act has resulted in increased internal efforts, significantly higher fees from our independent registered public accounting firm and significantly higher fees from third party contractors. These rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and qualified members of our board of directors, particularly to serve on our audit committee.

We may experience difficulties and increased expenses in complying with Sarbanes-Oxley Section 404.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with our Annual Report on Form 10-K for our fiscal year ended September 30, 2005, we are required to furnish a report by our management on our internal control over financial reporting. Such report contains among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment includes disclosure of any material weaknesses in our internal control over financial reporting identified by management and also contains a statement that our auditors have issued an attestation report on management’s assessment of such internal controls. Public Company Oversight Board Auditing Standard No. 2 provides the professional standards and related performance guidance for auditors to attest to, and report on, management’s assessment of the effectiveness of internal control over financial reporting under Section 404.

We concluded that our internal control over financial reporting was effective and our auditors concurred with such assessment at September 30, 2006. A key element of Section 404 compliance involves an analysis of management information systems (MIS). We are in the process of implementing a new worldwide MIS system and we are continuing to use our current systems until the new system is fully implemented. If in the future we are unable to assert that our internal control over financial reporting is effective (or if our auditors are unable to attest that our management’s report is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which would have an adverse effect on our stock price.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

We prepare our financial statements in conformity with accounting principles generally accepted in the U.S. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in these policies or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. For example, beginning in the first quarter of fiscal 2006, with the adoption of SFAS 123R, we now record a charge to earnings for employee stock option grants for all stock options unvested at and granted after October 1, 2005. This accounting pronouncement has and is expected to continue to negatively impact our financial results. Technology companies generally, and our company specifically, rely on stock options as a major component of our employee compensation packages. Because we are required to expense options, we may be less likely to sustain profitability or we may have to decrease or eliminate option grants. Decreasing or eliminating option grants may negatively impact our ability to attract and retain qualified employees.

We depend on our ability to attract and retain our key technical and management personnel.

Our success depends upon the continued service of our key technical and management personnel. Several of our important manufacturing and other subcontractor relationships are based on personal relationships between our senior executive officers and such parties. In particular, our Chairman and Chief Executive Officer has long-term relationships with our key foundries. If we were to lose the services of any key executives, it may negatively impact the related business relationships since we have no long-term contractual agreements with such parties. Our success also depends on our ability to continue to attract, retain and motivate qualified technical personnel, particularly experienced circuit designers and process engineers. The competition for such employees is intense. We have no employment contracts or key person life insurance policies with or for any of our employees. The loss of the service of one or more of our key personnel could harm our business.

Our stock price is expected to continue to be volatile.

The trading price of our common stock has been and is expected to be subject to wide fluctuations in response to:

•	quarter-to-quarter variations in our operating results;

•	general conditions or cyclicality in the semiconductor industry or the end markets that we serve;

•	new or revised earnings estimates or guidance by us or industry analysts;

•	comments or recommendations issued by analysts who follow us, our competitors or the semiconductor industry;

•	aggregate valuations and movement of stocks in the broader semiconductor industry;

•	announcements of new products, strategic relationships or acquisitions by us or our competitors;

•	increases or decreases in available wafer capacity;

•	governmental regulations, trade laws and import duties;

•	announcements related to future or existing litigation or investigations involving us or any of our competitors;

•	announcements of technological innovations by us or our competitors;

•	additions or departures of senior management; and

•	other events or factors, many of which are beyond our control.

In addition, stock markets have experienced extreme price and trading volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Foundry capacity can be limited, and we may be required to enter into costly arrangements to secure foundry capacity.

If we are not able to obtain additional foundry capacity as required, our relationships with our customers would be harmed and our future sales would be adversely impacted. In order to secure foundry capacity, we have entered into in the past, and may enter into in the future, various arrangements with suppliers, which could include:

•	purchases of equity or debt securities in foundries;

•	joint ventures;

•	process development relationships with foundries;

•	contracts that commit us to purchase specified quantities of wafers over extended periods;

•	increased price for wafers;

•	option payments or other prepayments to foundries; and

•	nonrefundable deposits with, or loans to, foundries in exchange for capacity commitments.

We may not be able to make any such arrangements in a timely fashion or at all, and such arrangements, if any, may not be on terms favorable to us. Once we make commitments to secure foundry capacity, we may incur significant financial penalties if we subsequently determine that we are not able to utilize all of that capacity. Such penalties may be substantial and could harm our financial results.

Our foundries may experience lower than expected yields which could adversely affect our business.

The manufacture of integrated circuits is a highly complex and technically demanding process. Production yields and device reliability can be affected by a large number of factors. As is typical in the semiconductor industry, our outside foundries have from time to time experienced lower than anticipated manufacturing yields and device reliability problems, particularly in connection with the introduction of new products and changes in such foundry’s processing steps. There can be no assurance that our foundries will not experience lower than expected manufacturing yields or device reliability problems in the future, which could materially and adversely affect our business and operating results.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our worldwide operations could be subject to natural disasters and other business disruptions, which could seriously harm our revenue and financial condition and increase our costs and expenses. Our corporate headquarters, and a portion of our research and development activities, are located in California, and other critical business operations and many of our suppliers are located in Asia, near major earthquake faults. The ultimate impact on us, our significant suppliers and our general infrastructure of being located near major earthquake faults is unknown, but our revenue, profitability and financial condition could suffer in the event of a major earthquake or other natural disaster. Losses and interruptions could also be caused by earthquakes, power shortages, telecommunications failures, water shortages, tsunamis, floods, typhoons, fires, extreme weather conditions, medical epidemics and other natural or manmade disasters.

Terrorist attacks, threats of further attacks, acts of war and threats of war may negatively impact all aspects of our operations, revenues, costs and stock price.

Terrorist acts, conflicts or wars, as well as future events occurring in response or connection to them, including future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the U.S. or its allies (such as the war in Iraq), conflict between China and Taiwan, or trade disruptions impacting our domestic or foreign suppliers or our customers, may impact our operations and may, among other things, cause delays or losses in the delivery of wafers or other products to us and decreased sales of our products. More generally, these events have affected, and are expected to continue to affect, the general economy and customer demand for products sold by our customers. Any of these occurrences could have a significant impact on our operating results, revenues and costs, which in turn may result in increased volatility in our common stock price and a decline in the price of our common stock.

INTRODUCTION

To the Holders of our Common Stock:

Integrated Silicon Solution, Inc. (“ISSI”, the “Company”, “we” or “us”) hereby offers to purchase up to $30 million in value of shares of its common stock, par value $0.0001 per share (the “Shares”), or such lesser number of Shares as are properly tendered and not properly withdrawn at a purchase price not greater than $6.30 nor less than $5.70 per Share, net to the seller in cash, without interest. ISSI will select the lowest price within this range (the “Purchase Price”) that will allow ISSI to purchase $30 million in value in Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. The maximum number of shares that we will repurchase pursuant to the Offer is 5,263,157 (based on the minimum Purchase Price of $5.70). All Shares that we purchase pursuant to the Offer will be acquired at the same price regardless of whether the stockholder tendered at a lower price.

ISSI’s Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the Offer.

Our intent is to purchase up to $30 million of our Shares pursuant to the Offer. However, we expressly reserve the right, in our sole discretion, to purchase additional Shares pursuant to the Offer, subject to applicable law.

Only Shares properly tendered at prices at or below the Purchase Price we select, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price selected by us may not be purchased if more than the number of Shares we seek are tendered. We will return, at our expense, any Shares tendered in the Offer at prices in excess of the Purchase Price and Shares we do not purchase in the Offer because of proration or conditional tenders, promptly following the expiration of the Offer. See Section 3.

Stockholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares pursuant to the Offer in order to properly tender Shares pursuant to the Offer.

The Offer is not conditioned on any minimum number of Shares being tendered pursuant to the Offer. The Offer is, however, subject to other conditions. See Section 7.

Our board of directors has approved the Offer. However, neither we, our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether to tender or refrain from tendering your Shares pursuant to the Offer or as to the price or prices at which you may choose to tender your Shares pursuant to the Offer. You must make your own decision as to whether to tender your Shares pursuant to the Offer and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See Section 2. You should discuss whether to tender your Shares with your broker, if any, or other financial advisor.

Our directors and executive officers have advised the Company that they do not intend to tender any of their Shares pursuant to the Offer. See Section 11.

If at the expiration of the Offer more than $30 million in Shares (or a greater amount of Shares as we may elect to purchase pursuant to the Offer) are properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase Shares:

•	First, from all holders of “odd lots” of less than 100 Shares who properly tender all such Shares at or below the Purchase Price;

•

Second, on a pro rata basis from all stockholders who properly tender Shares at or below the Purchase Price, subject to any conditional tenders and appropriate adjustments to avoid the purchase of fractional Shares; and

•

Third, if necessary to permit us to purchase up to $30 million in Shares (or such greater number of Shares as we may elect to purchase pursuant to the Offer), from holders who have tendered Shares at or below the Purchase Price subject to the condition that a specified minimum number of the holder’s Shares be purchased if any of the holder’s Shares are purchased in the Offer (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the expiration of the Offer.

•	Therefore, we may not purchase all of the Shares tendered pursuant to the Offer even if the Shares are tendered at or below the Purchase Price.

The Purchase Price will be paid net to the tendering stockholders in cash, without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if stockholders tender Shares through such nominees and not directly to the Depositary. See Sections 3 and 13 regarding certain tax consequences of the Offer.

Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to United States federal income tax backup withholding of 28% of the gross proceeds paid to the United States holder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as all corporations. Also, the payment of cash for a foreign stockholder’s tendered shares will be subject to withholding. See Section 3. Also, see Section 13 regarding certain federal income tax consequences of the Offer.

In addition, holders of vested but unexercised options outstanding under our 1989 Stock Option Plan, 1996 Stock Option Plan, 1998 Stock Plan, Nonstatutory Stock Plan, 1995 Director Stock Option Plan or 2007 Incentive Compensation Plan (collectively, the “Stock Plans”) may exercise such options and tender some or all of the Shares issued upon such exercise. See Section 3 and Instruction 13 to the Letter of Transmittal and see Section 11 for more information on the Stock Plans generally.

Stockholders who are participants in employee benefit plans not affiliated with us that hold Shares may tender some or all of such Shares as provided herein generally, subject to the provisions of such plans. See Section 3.

We will pay all fees and expenses incurred in connection with the Offer by Mellon Investor Services, the Information Agent and the Depositary for the Offer. See Section 15.

As of August 10, 2007, there were approximately 37,825,577 issued and outstanding Shares. The maximum number of shares that we will repurchase pursuant to the Offer is 5,263,157 (based on the minimum Purchase Price of $5.70), representing approximately 13.9% of our outstanding common stock as of August 10, 2007. To the extent any of our record stockholders tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. The Shares are listed and traded on Nasdaq under the symbol “ISSI.” On August 14, 2007, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares was $5.95 per Share. Stockholders are urged to obtain current market quotations for the Shares prior to making any decision to tender Shares pursuant to the Offer. See Section 8.

THE OFFER

1. Number of Shares; Purchase Price; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to $30 million in Shares, or such lesser number of Shares properly tendered and not properly withdrawn, in accordance with Section 4, before the Expiration Date, as defined below, at a price not greater than $6.30 and not less than $5.70 per Share, net to the seller in cash, without interest.

The term “Expiration Date” means 5:00 p.m., New York City time, on Friday, September 14, 2007. ISSI may, in its sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 14 for a description of the Company’s right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 to the Letter of Transmittal, stockholders desiring to tender Shares pursuant to the Offer must either (1) specify that they are willing to sell their Shares to us at the price determined in the Offer, or (2) specify the price, not greater than $6.30 nor less than $5.70 per Share (in multiples of $0.05), at which they are willing to sell their Shares to us pursuant to the Offer. Promptly following the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine a single per Share purchase price that we will pay for Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices. We will select the lowest price, not greater than $6.30 nor less than $5.70 per Share (the “Purchase Price”), that will allow us to purchase up to $30 million in value of Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. The maximum number of shares that we will repurchase pursuant to the Offer is 5,263,157 (based on the minimum Purchase Price of $5.70 per Share). All Shares purchased in the Offer will be purchased at the same Purchase Price. If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could result in the tendered Shares being purchased at the minimum price of $5.70 per Share.

We expressly reserve the right, in our sole discretion, to purchase additional Shares pursuant to the Offer, subject to applicable law. See Section 14.

Only Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased pursuant to the Offer. However, because of the “odd lot” priority, proration and conditional tender provisions of the Offer, all of the Shares tendered at or below the Purchase Price will not be purchased if more than the number of Shares we seek are properly tendered. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly following the Expiration Date.

If we (1) increase the price that may be paid for Shares above $6.30 per Share or decrease the price that may be paid for Shares below $5.70 per Share, (2) increase the number of Shares that we may purchase pursuant to the Offer by more than 2% of our outstanding Shares, or (3) decrease the number of Shares that we may purchase pursuant to the Offer, then the Offer must remain open for at least 10 business days following the date that notice of the increase or decrease is first published, sent or given, in the manner specified in Section 14.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

Priority of Purchases. If more than $30 million in value of Shares (or such greater number of Shares as we may elect to purchase pursuant to the Offer) have been properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase such properly tendered Shares on the basis set forth below:

•

First, all Shares from any “odd lot holder”, as defined below, who tenders all Shares owned beneficially or of record by such “odd lot holder” (tenders of less than all of the Shares owned by any “odd lot holder” will not qualify for this preference), and completes the section captioned “Odd Lots” in the related Letter of Transmittal, or, if applicable, the Notice of Guaranteed Delivery;

•

Second, after the purchase of all of the Shares properly tendered by “odd lot holders” and subject to the conditional tender provisions described in Section 6, from tendering stockholders on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below; and

•

Third, if necessary to permit us to purchase up to $30 million in value of Shares (or such greater number of Shares as we may elect to purchase pursuant to the Offer), Shares tendered at or below the Purchase Price subject to the condition that a specified minimum number of the holder’s Shares be purchased if any of the holder’s Shares are purchased pursuant to the Offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares and not properly withdrawn such Shares prior to the Expiration Date.

Odd Lots. For purposes of the Offer, the term “odd lots” means all Shares properly tendered at prices at or below the Purchase Price held by a stockholder, which we refer to as an “odd lot holder,” who owns beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the related Letter of Transmittal. To qualify for this preference, an “odd lot holder” must tender all Shares owned beneficially or of record by the “odd lot holder” in accordance with the procedures described in Section 3. As set forth above, “odd lots” will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an “odd lot holder” who holds Shares in his or her name and tenders his or her Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable “odd lot” discounts in a sale of the holder’s Shares on Nasdaq. Any “odd lot holder” wishing to tender all of such holder’s Shares pursuant to the Offer should complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

We also reserve the right, but will not be obligated, to purchase all Shares properly tendered by any stockholder who tenders any Shares owned beneficially or of record at or below the Purchase Price and who, as a result of proration, would then own beneficially or of record an aggregate of fewer than 100 Shares. If we exercise this right, we will increase the number of Shares that we are offering to purchase pursuant to the Offer by the number of Shares purchased through the exercise of this right, subject to applicable law.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares (other than “odd lot holders”) will be based on the ratio of the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn by the stockholder to the total number of Shares properly tendered at or below the Purchase Price and not properly withdrawn by all stockholders, other than “odd lot holders”, subject to conditional tenders. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in Section 6, and because of the “odd lot” procedure, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately five business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Stockholders may obtain preliminary proration information from the Information Agent for the Offer. and also may be able to obtain the information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on ISSI’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Offer; Certain Effects of the Offer.

ISSI intends to purchase up to $30 million in value of Shares pursuant to the Offer, at a price not greater than $6.30 and not less than $5.70 per Share, net to the seller in cash, without interest. The maximum number of shares that we will repurchase pursuant to the Offer under these terms is 5,263,157 (based on the minimum Purchase Price of $5.70 per Share), representing approximately 13.9% of our common stock outstanding as of August 10, 2007. Our board of directors has spent a great deal of time analyzing our business, our business sector and the opportunities and challenges ahead and has determined that the Offer properly creates the right balance between doing what is right for our business and delivering liquidity to our stockholders. Our board of directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business. Our board believes that using a portion of our existing cash reserves to fund the Offer is a prudent use of our financial resources and an efficient means of providing liquidity to our stockholders. At the same time, we believe that the purchase of Shares pursuant to the Offer should not interfere with our ability to maintain the financial flexibility we need to continue to execute our strategy and to take advantage of new opportunities as they arise.

The Offer will provide stockholders with the opportunity to tender a portion or possibly all of their Shares and, thereby, receive a return of capital if they so elect, without the usual transaction costs associated with market sales or, we believe, any disruption to the Share price (particularly those who, because of the size of their stockholdings, might not be able to sell their Shares without potential disruption to Share price). Furthermore, holders of “odd lots” who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased pursuant to the Offer will avoid not only the payment of brokerage commissions, but also any applicable “odd lot” discounts that might be payable on sales of their Shares in transactions on Nasdaq. The Offer also affords stockholders the option not to participate and, thereby, to increase their percentage ownership in ISSI.

We believe that the Offer is consistent with our objective of returning value to stockholders and increasing long-term stockholder value. While the Company believes that the Shares have potential for significant appreciation over the long term, we also recognize that future results may differ significantly from our expectations. In that regard, future events, such as a deterioration in existing economic conditions or adverse effects on operations could adversely affect our ability to fully implement our strategy. As a result, we recognize that some stockholders may desire liquidity.

Our board of directors has approved the Offer. However, neither we, our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether to tender or refrain from tendering your Shares pursuant to the Offer or as to the price or prices at which you may choose to tender your Shares pursuant to the Offer. You must make your own decision as to whether to tender your Shares pursuant to the Offer and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See Section 2. You should discuss whether to tender your Shares with your broker, if any, or other financial advisor.

Our directors and executive officers have advised the Company that they do not intend to tender any of their Shares pursuant to the Offer. See Section 11.

Potential Benefits of the Offer. We believe the Offer will provide benefits to ISSI and our stockholders, including the following:

•

the Offer provides our stockholders with an opportunity to obtain liquidity with respect to a portion or possibly all of their Shares, without, we believe, potential disruption to the Share price (particularly those who, because of the size of their stockholdings, might not be able to sell their Shares without potential disruption to Share price) or the usual transaction costs associated with market sales; and

•	if we complete the Offer, we will return cash to our stockholders who elect to receive a return of capital, while stockholders who do not tender will increase their percentage ownership in ISSI.

Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to ISSI and our continuing stockholders, including the following:

•	by using a portion of our existing cash reserves, the Offer may reduce our ability to engage in significant cash acquisitions;

•	there can be no assurance that we would be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all;

•

the Offer will reduce our “public float,” which is the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our Shares and may result in lower stock prices and reduced liquidity in the trading of our Shares following completion of the Offer. As of August 10, 2007, we had issued and outstanding approximately 37,825,577 Shares. The 5,263,157 Shares that we could purchase pursuant to the Offer (assuming the Offer is fully subscribed at the minimum price of $5.70) represents approximately 13.9% of the Shares outstanding as of August 10, 2007. If the Offer is fully subscribed at the minimum price of $5.70 per Share, then we will have approximately 32,562,420 Shares outstanding following the purchase of Shares tendered in the Offer. Stockholders may be able to sell non-tendered Shares in the future on Nasdaq or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such Shares in the future; and

•	upon the completion of the Offer, non-tendering stockholders and non-exercising, non-tendering option holders will realize a proportionate increase in their relative ownership interest in ISSI.

Certain Effects of the Offer. We expect that $30 million will be required to purchase such Shares and that up to $150,000 will be required to pay related fees and expenses. The Offer will be funded from our existing cash reserves.

After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities.

Based on the published guidelines of Nasdaq and the conditions of the Offer, we believe that our purchase of up to $30 million in Shares pursuant to the Offer will not result in delisting of the remaining Shares on Nasdaq. The Shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon our determination that the completion of the Offer and our purchase of Shares pursuant to the Offer will not cause the Shares to be delisted from Nasdaq or eligible for deregistration under the Exchange Act. See Section 7.

Except as disclosed in this Offer to Purchase, including without limitation in the “Recent Developments” subsection of “Certain Information Concerning ISSI” in Section 10 of this Offer to Purchase, we currently have no active plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving ISSI or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of ISSI or any of our subsidiaries;

•	any change in the present management of ISSI, or change to any material term of the employment contract of any of our executive officers;

•	any other material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of any material amount of additional securities of ISSI, or the disposition of any material amount of securities of ISSI; or

•	any changes in our certificate of incorporation, and by-laws, each as amended to date.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer:

(1) the certificates for the Shares, or confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer described below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

(2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 to the Letter of Transmittal, each stockholder desiring to tender Shares in the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer” or (2) check one of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” indicating the price at which Shares are being tendered. A tender of Shares will be proper if, and only if, one of these boxes is checked on the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could result in the tendered Shares being purchased at the minimum price of $5.70 per Share.

If tendering stockholders wish to indicate a specific price (in multiples of $0.05) at which their Shares are being tendered, they must check a box under the section captioned “Shares Tendered at Price Determined by Stockholder.” Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if the Purchase Price for the Shares is less than the price checked. A stockholder who wishes to tender a portion of their Shares at different prices must complete separate Letters of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

In addition, “odd lot holders” who tender all of their Shares must complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to “odd lot holders” as set forth in Section 1 of this Offer to Purchase.

Stockholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee must contact their brokers or such other nominee in order to tender their Shares. Stockholders who hold Shares through nominee stockholders are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.

Stockholders may tender Shares subject to the condition that a specified minimum number of Shares tendered be purchased if any Shares tendered are purchased. Any stockholder desiring to make such a conditional tender must so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. Stockholders should consult their own investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 13.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(1) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company (“DTC”) whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(2) Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”). See Instruction 1 to the Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that ISSI may enforce such agreement against the DTC participant.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the stockholder’s Share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the Shares still may be tendered, if all of the following conditions are satisfied:

(1) the tender is made by or through an Eligible Institution;

(2) the Depositary receives by hand, mail or overnight courier, on or before the Expiration Date a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form ISSI has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

(3) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election could result in the tendered Shares being purchased at the minimum price of $5.70 per Share.

Stockholders may contact the Information Agent or their broker for assistance. The contact information for the Information Agent is on the back cover of the Offer to Purchase.

Stock Plans. Holders of vested but unexercised options to purchase Shares may exercise such options in accordance with the terms of the stock plans and tender the Shares received upon such exercise in accordance with the Offer. See “Proper Tender of Shares” above. Holders of vested but unexercised options to purchase Shares should evaluate this Offer carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by ISSI described in Section 1. An exercise of a stock option cannot be revoked even if all or a portion of the Shares received upon the exercise and tendered pursuant to the Offer are not purchased by us for any reason. We strongly encourage those holders to discuss the Offer with their tax advisor or broker prior to making any determination to exercise their options for purposes of tendering the underlying Shares pursuant to the Offer.

Benefit Plans Not Sponsored by ISSI. Stockholders who are participants in employee benefit plans not affiliated with us that hold Shares may tender some or all of such Shares as provided herein generally, subject to the provisions of such plans. To the extent required under any such plan, we expect that participants will receive separate instructions from the administrators of those plans to be followed in connection with any tender.

Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

U.S. Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 13) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. If a U.S. Holder does not provide the Depositary with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 13)) are not subject to backup withholding. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN (or successor form), signed under penalties of perjury, attesting to that stockholder’s exempt status. This statement can be obtained from the Depositary. See Instruction 12 to the Letter of Transmittal.

To prevent U.S. federal income tax backup withholding equal to 28% of the gross payment made to stockholders for Shares purchased pursuant to the Offer, each stockholder that does not otherwise establish an exemption from the backup withholding must provide the Depositary with the stockholder’s correct taxpayer identification number and provide other information by completing the Substitute Form W-9 included as part of the Letter of Transmittal.

Even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, the Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or his agent, unless the Non-U.S. Holder establishes that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the gross proceeds are generally attributable to the United States permanent establishment maintained by such Non-U.S. Holder). To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8BEN (or successor form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or successor form). A Non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or successor form) will generally be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to the Offer in the manner and to the extent described in Section 13 as if it were a U.S. Holder, and in the case of a foreign corporation, such income may be subject to the branch profit tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary will determine a stockholder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN (or successor form) or IRS Form W-8ECI (or successor form)) unless facts and circumstances indicate that reliance is not warranted.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder; (ii) is not subject to tax; or (iii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by ISSI, in its reasonable discretion, and its determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares and our interpretation of the terms of the Offer will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by ISSI. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of ISSI the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

Tendering Stockholder’s Representation and Warranty; ISSI’s Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to ISSI that (1) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (2) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tendering of Shares pursuant to the Offer will constitute a binding agreement between the tendering stockholder and ISSI upon the terms and conditions of the Offer.

Lost or Destroyed Certificates. If any certificate representing Shares has been lost, destroyed or stolen, the stockholder should promptly notify the Depositary. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to ISSI. Any certificates delivered to ISSI will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4. Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless ISSI has already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 5:00 p.m., New York City time, on Thursday, October 11, 2007. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or telex form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

A stockholder who has tendered Shares at more than one price must complete a separate notice of withdrawal for Shares tendered at each price. Any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder also must submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by ISSI, in our reasonable discretion, which determination will be final and binding on all parties. None of ISSI, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

5. Purchase of Shares and Payment of Purchase Price.

Promptly following the Expiration Date, we (1) will determine which stockholders properly tendered Shares at or below the Purchase Price, and (2) will accept for payment and pay for (and thereby purchase) up to $30 million in Shares (or such greater number of Shares as we may elect to purchase pursuant to the Offer) which are properly tendered at prices at or below the Purchase Price and not properly withdrawn on or before the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.

We will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Shares, or of a timely book-entry confirmation of Shares into the Depositary’s account at the DTC, and a properly completed and duly executed Letter of Transmittal, an Agent’s Message, in the case of a book-entry transfer, and any other required documents.

ISSI will pay for Shares purchased in the Offer by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately five business days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tenders will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the DTC by the participant who delivered the Shares, to the tendering stockholder at our expense, promptly after the Expiration Date or termination of the Offer, without expense to the tendering stockholders. We will not pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us, of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price, unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 to the Letter of Transmittal.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or the appropriate IRS Form W-8, if the tendering stockholder or other payee is a Non-U.S. Holder), may be subject to required U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. With respect to a stockholder that is a Non-U.S. Holder, the Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to such Non-U.S. Holder or his agent, unless the Non-U.S. Holder establishes that a reduced rate of withholding is available under a tax treaty, or that an exemption from withholding is applicable as certified by such Non-U.S. Holder on the appropriate IRS Form W-8. See Section 3. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

6. Conditional Tender of Shares.

Subject to the exception for “odd lot holders,” under certain circumstances described in Section 1, if the Offer is oversubscribed, we will prorate the number of Shares purchased pursuant to the Offer. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned

“Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. Each stockholder is urged to consult with his or her own tax advisor.

After the Expiration Date, if more than $30 million in value of Shares (or such greater number of Shares we may elect to purchase pursuant to the Offer) are properly tendered at or below the Purchase Price and not properly withdrawn so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn (excluding Shares of tendering “odd lot holders”). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of Shares to be purchased to fall below $30 million in value (or such greater number of Shares we may elect to purchase pursuant to the Offer) then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

7. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events have occurred (or have been determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment:

•

there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•

challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or

•

in our reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of ISSI and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of ISSI or any of our subsidiaries;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States;

•

the commencement or escalation of a war, armed hostilities or other international or national calamity including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•

any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, or otherwise materially impair the contemplated future conduct of our business, or the trading in the Shares or the benefits of the Offer to us;

•

any decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on August 14, 2007, any significant increase in the interest rate, distribution rate or other significant change in the terms for debt security offerings in the U.S.; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving ISSI or any of our subsidiaries, has been commenced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

•	We learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before August 14, 2007);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 14, 2007 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or

•

any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•

any change, circumstance, set of facts or event shall have occurred, shall have been threatened or shall exist that has had or could be reasonably expected to have a material adverse effect on our business, condition (financial or otherwise), assets, income, operations, prospects, stock ownership or the benefits of the Offer to us; or

•

we determine that the completion of the Offer and the purchase of the Shares pursuant to the Offer may cause the Shares to be delisted from the Nasdaq or eligible for deregistration under the Exchange Act.

The foregoing addresses only the conditions under which we would not be obligated to complete the Offer. The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer, other than those requiring receipt of necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

8. Price Range of Shares.

ISSI common stock is traded on the Nasdaq Global Market under the symbol “ISSI.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the Nasdaq Global Select Market.

	High	Low
Fiscal Year Ending September 30, 2007
3rd Quarter	$6.49	$5.38
2nd Quarter	6.37	5.43
1st Quarter	6.37	5.10
Fiscal Year Ended September 30, 2006
4th Quarter	5.79	4.23
3rd Quarter	6.84	4.97
2nd Quarter	6.98	5.97
1st Quarter	8.59	6.41
Fiscal Year Ended September 30, 2005
4th Quarter	9.66	7.33
3rd Quarter	7.68	5.76
2nd Quarter	8.30	6.06
1st Quarter	8.50	7.26

On August 14, 2007, the closing sale price of our common stock, as reported by the Nasdaq Global Market was $5.95 per share. We do not pay dividends on our common stock.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept the Offer.

9. Source and Amount of Funds.

We expect that $30 million will be required to purchase such Shares and up to an additional $150,000 will be required to pay to pay related fees and expenses.

We will use our existing cash reserves to purchase Shares tendered in the Offer and any related fees and expenses.

We will utilize a portion of our existing cash reserves in connection with the Offer and, as a result, will have reduced liquidity. Reduced liquidity could have certain material adverse effects on us, including, but not limited to, the following: (i) our available liquidity in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, and additional financing may not be available on terms acceptable to us; (ii) our ability to withstand competitive pressures may be decreased; and (iii) our reduced level of liquidity may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.

After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities.

10. Certain Information Concerning ISSI.

Overview

We are a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications and (iv) automotive electronics. Our primary products are high speed and low power SRAM and low and medium density DRAM. Approximately 91% of our revenue is derived from our SRAM and DRAM products. We also design and market EEPROMs and SmartCards. We target large markets with our low cost, high quality semiconductor products and seek to build long-term relationships with our customers. We remain committed to supplying many of the lower density legacy DRAM and SRAM memories that are of less interest to many larger manufacturers and our customers frequently cite our commitment to long-term supply of these memories as one reason they buy products from us.

Our outsourced manufacturing model is based upon a history of joint process technology development relationships with key Asian foundries. In our history, we have had such programs with several foundries, including Taiwan Semiconductor Manufacturing Corporation (TSMC), Chartered Semiconductor Manufacturing, and Semiconductor Manufacturing International Corporation (SMIC). We also have made strategic equity purchases in selected foundries. We have an established presence in the important Asian market that includes our design groups in Shanghai, China and Hsinchu, Taiwan. These locations also have product engineering, sales and marketing, quality assurance, production control, and other operating functions. Our world headquarters are in San Jose, California.

In fiscal 2006, we acquired approximately an additional 15% of Integrated Circuit Solution, Inc. (ICSI), formerly a public company in Taiwan. Previously, we owned 83% of ICSI as a result of our acquisition of a substantial number of shares of ICSI in fiscal 2005. Our goal with this acquisition was to gain greater economies of scale by increasing our sales and eliminating duplications in expenses. In connection with our ICSI acquisition, we restructured our US expense base and transferred a number of job functions to Taiwan. We have been consolidating ICSI’s financial results with ours since May 1, 2005.

Also in fiscal 2006, we decided to exit the BlueTooth business and sold our Bluetooth assets plus the majority of our shares in Signia, a Taiwan Bluetooth company. We made this decision to focus on our core product strategy, to reduce our expense run-rate, and achieved a gain of approximately $2.7 million on the overall sale of shares, technology, and assets. We also decided to exit the Flash controller business and sold our related technology and assets but we will continue to supply flash controllers to a certain customer on an exclusive basis. In addition, we also exited some other controller products lines which allows us to focus on our core products and reduce our expenses going forward.

Our customers include leaders in each of our four target markets, including LG Electronics, Lexmark, Mitsubishi, NEC, Sharp, Panasonic, Samsung, Sony, and Toshiba in consumer electronics; Alcatel, Lucent, Cisco, Fujitsu, Huawei Technologies, Nortel, Polycom, UT Starcom, and Foxconn in networking; Ericsson, Garmin, LG Electronics, Motorola, Nokia, and VTech in mobile communications; and Bosch, Bose, Delphi, Johnson Controls, Philips, Siemens VDO, Temic, and TRW in automotive electronics. Due to their significant size and market influence, these customers generally drive memory volumes in their market segments and help define the direction of future memory needs.

Company Background

We were incorporated in California in October 1988 and changed our state of incorporation to Delaware in August 1993. Our principal executive offices are located at 1940 Zanker Road, San Jose, California 95112, and our telephone number is (408) 969-6600. On our Investor Relations web site, located at www.issi.com, we post the following filings as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission: our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. All such documents on our Investor Relations web site are available free of charge.

Questions regarding how to participate in this offer should be directed to the Information Agent for the Offer at the telephone number and address set forth on the back cover of this Offer to Purchase.

A summary of the financial information included in our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2007, which is incorporated herein by reference, is attached hereto as Schedule B to this Offer to Purchase.

We had a book value per share of $7.01 at June 30, 2007.

Available Information

We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC, at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and the documents incorporated therein by reference.

Recent Developments

On June 13, 2007 we announced, among other things, that our board of directors approved the nomination of each of Jimmy S. M. Lee, Kong Yeu Han, Melvin Keating, Ping K. Ko, Keith McDonald, Bryant Riley, and Bruce A. Wooley for re-election at our 2007 annual meeting of stockholders and that Lip-Bu Tan and Hide Tanagami notified the board of directors that they would not seek or accept re-nomination for election to the board of directors at the annual meeting.

On July 5, 2007, we announced that the audit committee of our board of directors dismissed Ernst & Young LLP as our independent registered public accounting firm and engaged Grant Thornton as our new independent registered public accounting firm to audit our financial statements for the year ending September 30, 2007 and to review the financial statements to be included in our quarterly report on Form 10-Q for the quarter ending June 30, 2007.

On July 19, 2007, we accepted for amendment certain options to purchase an aggregate of 485,744 shares of our common stock as contemplated by our offer to amend certain outstanding options and, if applicable, receive a cash payment as set forth under the Offer to Amend Certain Options dated June 14, 2007 (the “Offer to Amend”), which is filed as Exhibit (a)(1)(A) to the Issuer Tender Offer Statement on Schedule TO filed with the SEC on June 14, 2007. We issued amended options to purchase up to an aggregate of 436,286 shares of our common stock and promised to make aggregate cash payments in the amount of $192,165 in exchange for the options surrendered for amendment in accordance with the terms of the Offer to Amend.

On July 26, 2007, we issued a press release announcing our results for the quarter ended June 30, 2007, a copy of which was furnished to the SEC on July 26, 2007 in a Current Report on Form 8-K.

On July 30, 2007 our stockholders approved the adoption of the Integrated Silicon Solution, Inc. 2007 Incentive Compensation Plan and elected to the board of directors each of the seven nominees approved by the board of directors on June 13, 2007.

We previously announced on June 7, 2007 that our board of directors had authorized us to repurchase up to $30 million of our common stock pursuant to repurchase to have been conducted under Rule 10b-18 under the Securities Exchange Act of 1934 through programs, including company stock purchase plans under Rule 10b5-1, through brokers or in privately-negotiated transactions with nonaffiliated stockholders. In connection with its approval of the Offer, our board of directors terminated the repurchase program. No shares were repurchased prior to the termination.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference, along with any documents related to the Offer that are filed after August 13, 2007:

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as filed on May 30, 2007;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006, as filed on June 5, 2007;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, as filed on June 5, 2007;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, as filed on August 9, 2007;

•	Current Reports on Form 8-K, as filed on June 13, 2007 and July 5, 2007.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address described above or at ISSI’s website at www.issi.com. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone number and address set forth on the back cover of this Offer to Purchase

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

A list of our directors and named executive officers is attached to this Offer to Amend as Schedule A.

As of August 10, 2007, we had approximately 37,825,577 issued and outstanding Shares and 8,247,397 Shares reserved for issuance under our stock option plans and non-plan option agreements and 1,072,028 shares reserved for issuance under our stock purchase plan. The maximum number of shares that we will repurchase pursuant to the Offer under these terms is 5,263,157, representing approximately 13.9% of our common stock outstanding as of August 10, 2007.

The following table sets forth, as of August 15, 2007, (i) the aggregate number and percentage of Shares that were beneficially owned by our directors and executive officers and (ii) assuming we purchase 5,263,157 Shares and that no director or executive officer tenders any Shares pursuant to the Offer, the percentage of Shares that will be beneficially owned after the Offer by our directors and executive officers. For purposes of this table, and in accordance with SEC rules, Shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own Shares that he or she has the right to acquire pursuant to stock options within 60 days after August 15, 2007 (the “Announcement Date”), in accordance with Rule 13d-3 under the Exchange Act. Such shares issuable pursuant to stock options are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

The business address of each of our directors and executive officers is c/o Integrated Silicon Solution, Inc., 1940 Zanker Road, San Jose, CA 95112.

Beneficial Owners	Beneficial Ownership(1)
	Pre Tender Offer		Pro Forma Post Tender Offer
	Number of Shares	Percent of Total	Number of Shares	Percent of Total
Jimmy S.M. Lee(2)	572,053	1.5%	572,053	1.7%
Kong Yeu Han(3)	127,500	*	127,500	*
Chang-Chaio Han(4)	83,125	*	83,125	*
Scott Howarth(5)	52,083	*	52,083	*
Melvin Keating(6)	15,017	*	15,017	*
Ping K. Ko(7)	15,417	*	15,417	*
Keith McDonald(8)	8,750	*	8,750	*
Bryant Riley(9)	4,553,749	12.0%	4,553,749	14.0%
Bruce A. Wooley(10)	18,417	*	18,417	*
All Executive Officers and Non-Employee Directors as a group (9 persons) (11)	5,446,111	14.1%	5,446,111	16.4%

*	Represents beneficial ownership of less than one percent of the Common Stock.

(1)	This table is based on information supplied by our directors and executive officers.

(2)	Includes 409,837 shares issuable upon exercise of options held by Mr. Lee that are exercisable within sixty (60) days of the Announcement Date.

(3)	Includes 127,500 shares issuable upon exercise of options held by Mr. Kong Yeu Han that are exercisable within sixty (60) days of the Announcement Date.

(4)	Includes 83,125 shares issuable upon exercise of options held by Mr. Chang-Chaio Han that are exercisable within sixty (60) days of the Announcement Date.

(5)	Includes 52,083 shares issuable upon exercise of options held by Mr. Howarth that are exercisable within sixty (60) days of the Announcement Date.

(6)	Includes 10,417 shares issuable upon exercise of options held by Mr. Keating that are exercisable within sixty (60) days of the Announcement Date.

(7)	Includes 15,417 shares issuable upon exercise of options held by Mr. Ko that are exercisable within sixty (60) days of the Announcement Date.

(8)	Includes 8,750 shares issuable upon exercise of options held by Mr. McDonald that are exercisable within sixty (60) days of the Announcement Date.

(9)

Includes 2,112,962 shares of Common Stock owned by Riley Investment Partners Master Fund, LP. and 350,000 shares of Common Stock held in an investment advisory account managed by Riley Investment Management LLC that is indirectly affiliated with Riley Investment Partners Master Fund, LP. Because Riley Investment Management LLC has sole voting and investment power over Riley Investment Partners Master Fund, LP’s security holdings and Mr. Riley, in his role as the sole manager of Riley Investment Management LLC, controls its voting and investment decisions, each of Riley Investment Partners Master Fund, LP, Riley Investment Management LLC, and Mr. Riley may be deemed to have beneficial ownership of the 2,112,962 shares owned of record by Riley Investment Partners Master Fund, LP. Also, includes

539,254 shares held in an investment advisory account managed by Riley Investment Management LLC, for which Mr. Riley may be deemed to have beneficial ownership. Also, includes 201,115 shares of Common Stock owned by B. Riley & Co., Inc. Because Mr. Riley, in his role as Chairman and sole equity owner of B. Riley & Co., Inc. controls its voting and investment decisions with respect to such shares, Mr. Riley may be deemed to have beneficial ownership of the 201,115 shares held in an investment advisory account indirectly affiliated with B. Riley and Co. Inc. Also, includes 125,000 shares of Common Stock owned by B. Riley & Co. Retirement Trust. Because Mr. Riley, in his role as Trustee of the B. Riley & Co. Retirement Trust, controls its voting and investment decisions, Mr. Riley may be deemed to have beneficial ownership of the 125,000 shares owned of record by B. Riley & Co. Retirement Trust. Riley Investment Management LLC has shared voting and dispositive power over 387,845 shares of Common Stock owned by investment advisory clients of Riley Investment Management LLC. Although Mr. Riley controls Riley Investment Management LLC’s voting and investment decisions for the investment advisory clients, Mr. Riley disclaims beneficial interest in these shares. Mr. Riley also holds 1,215,001 shares of Common Stock in a joint account with his spouse and has shared voting and investment power over the shares in the joint account. Mr. Riley may be deemed to have beneficial ownership of the 1,215,001 shares owned of record in the joint account. Includes 10,417 shares issuable upon exercise of options held by Mr. Riley that are exercisable within sixty (60) days of the Announcement Date.

(10)	Includes 10,417 shares issuable upon the exercise of options held by Mr. Wooley that are exercisable within sixty (60) days of the Announcement Date.

(11)	Includes 727,963 shares issuable upon the exercise of options that are exercisable within sixty (60) days of the Announcement Date. See notes 1 through 10 above.

Securities Transactions

Except as set forth under “Amendment to Stock Options” and “Director Compensation” below, neither we, nor any of our directors or executive officers, nor any affiliates of ours, nor the executive officers and directors of ISSI were engaged in transactions involving our common stock during the 60 days before and including the commencement of this offer.

2007 Incentive Compensation Plan

At the 2007 annual meeting of stockholders held on July 30, 2007, our stockholders approved, upon recommendation of our board of directors, the adoption of the Integrated Silicon Solution, Inc. 2007 Incentive Compensation Plan (the “2007 Plan”).

The 2007 Plan is the successor to each of our 1998 Stock Plan, Nonstatutory Stock Plan and 1995 Director Stock Option Plan (the “Predecessor Plans”), and no further grants shall be made under the Predecessor Plans.

The 2007 Plan permits the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares and performance units. The Compensation Committee of our board of directors has the authority to determine the type of incentive award, as well as the terms and conditions of the award, under the 2007 Plan.

3,000,000 shares of our common stock are initially reserved for issuance under the 2007 Plan. The reserve is intended to approximate the number of shares of our common stock available for issuance under the three Predecessor Plans. To the extent any options outstanding under the Predecessor Plans on the date of the Annual Meeting subsequently terminate unexercised or any unvested shares outstanding under the Predecessor Plans at such time are subsequently forfeited or repurchased by ISSI, the number of shares of common stock subject to those terminated options, together with the forfeited shares, will be added to the share reserve available for issuance under the 2007 Plan, up to an additional 4,000,000 shares.

Other Stock Plans

We have outstanding grants under our 1989 Stock Plan, 1998 Stock Plan, Nonstatutory Stock Plan and 1995 Director Stock Option Plan. Options generally vest ratably over a four-year period with a 6-month or 1-year cliff vest and then vesting ratably over the remaining period, except for options granted under the 1995 Director Stock Option Plan, which generally vest over 12 months. Options granted prior to October 1, 2005 expire ten years after the date of grant; options granted after October 1, 2005 expire seven years after the date of the grant. Options to purchase 123,390, 2,617,049, 750,999, and 92,500 shares, respectively, were exercisable as of June 30, 2007 under our 1989 Stock Plan, Nonstatutory Stock Plan, 1998 Stock Plan, and 1995 Director Stock Option Plan.

We have shares of common stock reserved for future issuance under our 1995 Employee Stock Purchase Plan. Offering periods under the 1995 Employee Stock Purchase Plan have a duration of six months and the purchase price is equal to 85% of the fair value of our common stock on the purchase date. The offering periods under the 1995 Employee Stock Purchase Plan commence on approximately February 1 and August 1 of each year. As of June 30, 2007, 1,072,028 shares were available for issuance under the 1995 Employee Stock Purchase Plan.

Amendment to Stock Options

On July 19, 2007, we accepted for amendment certain options to purchase an aggregate of 485,744 shares of our common stock as contemplated by our offer to amend certain outstanding options and, if applicable, receive a cash payment as set forth under the Offer to Amend Certain Options dated June 14, 2007 (the “Offer to Amend”), which is filed as Exhibit (a)(1)(A) to the Issuer Tender Offer Statement on Schedule TO filed with the SEC on June 14, 2007. We issued amended options to purchase up to an aggregate of 436,286 shares of our common stock and promised to make aggregate cash payments in the amount of $192,165 in exchange for the options surrendered for amendment in accordance with the terms of the Offer to Amend.

Non-Plan Option Agreements

On February 21, 2006, we entered into a Stand-Alone Stock Option Agreement (the “Option”) with Scott Howarth, our Chief Financial Officer. The Option is a non-qualified stock option to purchase 100,000 shares of our common stock and has the following terms: (i) an exercise price equal to $6.33 per share which was the fair market value of the our common stock on the grant date of February 21, 2006, (ii) a term of 7 years from the date of grant, and (iii) vesting as to 12.5% of the shares on the six (6) month anniversary of his employment start date, and as to 1/48th of the total shares each month thereafter until the option is fully vested.

Director Compensation

Under the automatic grant program pursuant to the 2007 Plan, non-employee board members will receive automatic grants of stock options over their period of board service. All grants under the automatic grant program will be made in strict compliance with the express provisions of such program. The board of directors or Compensation Committee has the discretion and authority to change and otherwise revise the terms and/or types of awards granted under the automatic grant program, including, without limitation, the number of shares and other terms thereof, for awards granted on or after the date the board of directors or Compensation Committee, as applicable, determines to make such change or revision.

Two types of awards will be made under the program:

•

Initial Awards. Each individual who first becomes a non-employee board member will, at the time of his or her election to the board, receive an option grant to purchase 10,000 shares of our common stock, provided that such individual has not been in our employ or the employ of any of our parent or subsidiary companies at any time during the preceding 12 months. Should an individual commence service as a non-employee board member other than on the date of an annual stockholders meeting, then the number of shares subject to his or her stock option grant award will be pro-rated to reflect the interval between the date of such commencement of non-employee board service and the date of the next scheduled annual stockholders meeting.

•

Annual Award. On the date of each annual stockholders meeting, each individual who will continue to serve as a non-employee board member will automatically be granted an option to purchase 2,500 shares of our common stock, provided such individual has served as a non-employee board member for at least six months. There will be no limit on the number of such annual awards any one eligible non-employee board member may receive over his or her period of continued service on the board.

The annual award to each of our non-employee Board members re-elected at each annual meeting will be comprised of an option grant for 2,500 shares.

Each option grant under the program will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of seven years, subject to earlier termination following the non-employee director’s cessation of board service. The shares subject to each automatic option grant will vest as to 1/12th of the shares subject to the option each month following its date of grant, subject to the non-employee director’s continued board service through each such date. However, the shares will immediately vest in full upon the non-employee director’s death or disability while a board member or upon the occurrence of certain changes in ownership or control.

Upon the adoption of the 2007 Plan at the 2007 annual meeting of stockholders on July 30, 2007, each of Melvin Keating, Ping K. Ko, Keith McDonald, Bryant Riley and Bruce A. Wooley, our non-employee directors, automatically received a grant of 2,500 shares having an exercise price per share of $6.37 pursuant to the automatic grant program.

Riley Agreements

As of August 28, 2006, we entered into a letter agreement with Riley Investment Management, LLC, SACC Partners, LP, Bryant R. Riley, B. Riley & Co. Retirement Trust and B. Riley & Co., Inc. (the “Riley Parties”), as amended as of November 30, 2006. Pursuant to the letter agreement, we agreed, among other things, to expand the size of our board of directors from seven members to nine members and elect each of Bryant Riley and Melvin Keating to fill the vacancies created by such increase no later than September 15, 2006. Bryant Riley is a director and an affiliate of the other Riley Parties. Additionally, we agreed to deliver to the Riley Parties written commitments from three of our then current directors (other than Jimmy S. Lee and Kong Yeu Han) not to seek or accept re-nomination for election to the board of directors at our 2007 annual meeting of stockholders. The Letter Agreement further anticipated that our nominating committee will nominate for election at our 2007 annual meeting of stockholders the six remaining directors and one additional independent director (who is Mr. McDonald) mutually agreeable to the Riley Parties and our board of directors and its nominating committee and that the size of the board of directors will be reduced to seven members at such time. Pursuant to the letter agreement, Lip-Bu tan and Hide L. Tanigami, former members of our board of directors, agreed not to seek or accept re-nomination for election to our board of directors at the 2007 annual meeting of our stockholders.

As of September 7, 2006, we entered into a Standstill Agreement with the Riley Parties. The parties entered into the Standstill Agreement as contemplated by the letter agreement described above.

Pursuant to the Standstill Agreement, the Riley Parties have agreed, until the date on which proxies for our 2008 annual meeting of stockholders are first solicited, not to, among other things:

•	acquire (or offer or agree to acquire) any material amount of assets of ISSI, or encourage any third party to do so;

•	encourage any third party that they acquire (or offer or agree to acquire) 15% or more of any voting securities of the Company (including any such securities already held by such third party);

•

participate (or encourage any third party to participate) in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company, with respect to the foregoing or, among other things, (i) any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company, certain changes in the present structure or membership of the board of directors or management of the Company, except as provided in the letter agreement, or any change to any material term of the employment contract of any executive officer of the Company, (ii) the opposition of any person nominated by the Company’s nominating committee, or (iii) any material change in the Company’s capital structure or business; or

•

take any action that could require the Company to make a public announcement regarding the possibility of the foregoing or take certain other actions in connection with the foregoing, including making a public announcement or forming or participating in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Participation in the Offer

Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders; however, they have advised the Company that they do not intend to tender their Shares pursuant to the Offer.

12. Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to the Company’s business. Our obligations under the Offer to accept for payment and pay for Shares are subject to conditions. See Section 7.

13. U.S. Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of the Offer to U.S. Holders (as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary assumes that Shares held by stockholders are held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances, or to other types of stockholders subject to special rules (including, without limitation, entities that are treated as partnerships for U.S. federal income tax purposes, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, “S” corporations, expatriates, tax-exempt organizations, Non-U.S. Holders (as defined below), persons who are subject to the alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction, U.S. Holders (as defined below) that have a functional currency other than the U.S.

dollar, or persons who acquired their Shares upon the exercise of stock options or otherwise as compensation). This summary also does not address the state, local, foreign or other tax consequences of participating in the Offer.

You are urged to consult your tax advisor as to the particular consequences to you of participation in the Offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial holder of Shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control.

A “Non-U.S. Holder” is a beneficial holder of Shares other than a U.S. Holder.

Non-Participation in the Tender Offer.

Holders of Shares who do not tender any of their Shares in the Offer will not incur any tax liability as a result of the consummation of the Offer.

Exchange of Shares Pursuant to the Offer.

An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will, depending on such holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us with respect to our stock.

If an exchange of Shares for cash by a U.S. Holder pursuant to the Offer is treated as a sale or exchange of such Shares for U.S. federal income tax purposes, the holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares purchased by ISSI. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares at the time of the exchange exceeds one year.

Under section 302 of the Code, the receipt of cash by a U.S. Holder pursuant to the Offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange:

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder;

•	is a “substantially disproportionate” redemption with respect to the U.S. Holder; or

•	results in a “complete termination” of the U.S. Holder’s stock interest in ISSI.

In determining whether any of these tests has been met, a U.S. Holder must take into account not only Shares it actually owns, but also Shares it constructively owns within the meaning of section 318 of the Code (including Shares that may be acquired through options that it owns).

The receipt of cash by a U.S. Holder pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s proportionate stock interest in ISSI. Whether such receipt of cash will result in a meaningful reduction of the U.S. Holder’s proportionate interest in

ISSI will depend on the U.S. Holder’s particular facts and circumstances. The Internal Revenue Service has indicated in published rulings that a relatively minor reduction of the proportionate equity interest of a U.S. Holder whose relative equity interest is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of corporate affairs should be treated as “not essentially equivalent to a dividend.”

Satisfaction of the “complete termination” and “substantially disproportionate” exceptions is dependent upon compliance with the respective objective tests set forth in section 302(b)(2) and section 302(b)(3) of the Code. The receipt of cash by a U.S. Holder pursuant to the Offer will result in a “complete termination” if either (1) all of the Shares actually and constructively owned by the U.S. Holder are exchanged for cash pursuant to the Offer or (2) all of the Shares actually owned by the U.S. Holder are exchanged for cash pursuant to the Offer and the U.S. Holder is eligible to waive and effectively waives the attribution of Shares constructively owned by the U.S. Holder in accordance with the procedures described in section 302(c)(2) of the Code. The receipt of cash by a U.S. Holder pursuant to the Offer will be “substantially disproportionate” if the percentage of the outstanding common stock of ISSI actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding common stock of ISSI actually and constructively owned by the U.S. Holder immediately before the exchange, and immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of ISSI.

U.S. Holders should consult their tax advisors regarding the application of the rules of section 302 of the Code of their particular circumstances. If a U.S. Holder’s exchange of Shares for cash pursuant to the offer does not constitute a sale or exchange under section 302 of the Code for U.S. federal income tax purposes, the entire amount of cash received by such holder pursuant to the exchange will be treated as a dividend to the extent of the holder’s allocable portion of our current and accumulated earnings and profits, then, if and to the extent that the amounts so treated exceed our current and accumulated earnings and profits, as a return of capital to the extent of the holder’s basis in the Shares exchanged, and thereafter as capital gain. Provided certain holding period requirements are satisfied, non-corporate U.S. Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends. To the extent that a purchase of a U.S. Holder’s Shares by ISSI in the tender offer is treated as the receipt by the holder of a dividend, the U.S. Holder’s remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the purchased Shares will be added to any Shares retained by the holder, subject, in the case of U.S. Holders that are corporate stockholders, to reduction of basis or possible gain recognition under the “extraordinary dividend” provisions of the Code in an amount equal to the non-taxed portion of the dividend. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code given their particular circumstances.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a beneficial holder can be given no assurance that a sufficient number of such beneficial holder Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above.

See Section 3 above with respect to the application of federal income tax withholding and backup withholding.

You are urged to consult your tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of state, local, foreign and other tax laws.

14. Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

(1) we increase or decrease the price to be paid for Shares or increase or decrease the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, the increase exceeds 2% of the Shares outstanding, and

(2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

15. Fees and Expenses.

We have retained Mellon Investor Services to act as Information Agent and Depositary in connection with the Offer. The Information Agent and Depositary will receive reasonable and customary compensation for its services, will be reimbursed by ISSI for reasonable fees and expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers and other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of ISSI, the Information Agent and or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 to the Letter of Transmittal.

16. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning us.

Tendering stockholders should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, you should not rely on that information or representation as having been authorized by us.

Integrated Silicon Solution, Inc.

August 15, 2007

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of ISSI who wishes to participate in the Offer or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

The Depositary for the Offer is:

Mellon Investor Services

By Mail:	By Overnight Delivery:	By Hand:

Mellon Investor Services	Mellon Investor Services	Mellon Investor Services
Attn: Reorganization Dept. 27th Flr.	Attn: Reorganization Dept.	Attn: Reorganization Dept.
P.O. Box 3301	480 Washington Boulevard	480 Washington Boulevard
South Hackensack, NJ 07606	Mail Drop - Reorg	Mail Drop - Reorg
	Jersey City, NJ 07310	Jersey City, NJ 07310

Questions or requests for assistance may be directed to the Information Agent at the telephone number and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Mellon Investor Services

By Mail:	By Overnight Delivery:	By Hand:

Mellon Investor Services	Mellon Investor Services	Mellon Investor Services
Attn: Reorganization Dept. 27th Flr.	Attn: Reorganization Dept. 27th Flr.	Attn: Reorganization Dept. 27th Flr.
P.O. Box 3301	480 Washington Boulevard	480 Washington Boulevard
South Hackensack, NJ 07606	Mail Drop - Reorg	Mail Drop - Reorg
	Jersey City, NJ 07310	Jersey City, NJ 07310

By Facsimile		By Phone

(For Eligible Institutions Only)		Toll Free: (800) 777-3674
(201) 680-4626		Collect: (201) 680-6654
Confirm Receipt of Notice of Facsimile:
(201) 680-4860

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF INTEGRATED SILICON SOLUTION, INC.

The directors and executive officers of Integrated Silicon Solution, Inc. are set forth in the following table:

Name	Position
Jimmy S.M. Lee	Chairman, President, Chief Executive Officer, and Director
Kong Yu Han	Vice Chairman
Chang-Chaio (James) Han	GM ISSI-Taiwan & SRAM/DRAM Business Division
Scott D. Howarth	Vice President and Chief Financial Officer
Melvin Keating	Director
Ping K. Ko	Director
Keith McDonald	Director
Bryant Riley	Director
Bruce A. Wooley	Director

The address and telephone number of each executive officer and director is: c/o Integrated Silicon Solution, Inc., 1940 Zanker Road, San Jose, CA 95112, telephone (408) 969-6600.

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

Integrated Silicon Solution, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, expect per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Net sales	$59,927	$53,249	$182,066	$157,587
Cost of sales	48,192	48,911	146,392	140,219

Gross profit	11,735	4,338	35,674	17,368

Operating expenses:
Research and development	4,978	5,459	15,480	16,574
Selling, general and administrative	7,876	6,509	25,644	20,360
Acquired in-process technology charge	—	—	—	499

Total operating expenses	12,854	11,968	41,124	37,433

Operating loss	(1,119)	(7,630)	(5,450)	(20,065)
Interest and other income (expense), net	3,820	696	6,372	3,441
Gain on sale of investments	2,282	267	11,429	2,454

Income (loss) before income taxes, minority interest and equity in net loss of affiliated companies	4,983	(6,667)	12,351	(14,170)
Provision for income taxes	32	51	45	164

Income (loss) before minority interest and equity in net loss of affiliated companies	4,951	(6,718)	12,306	(14,334)

Minority interest in net (income) loss of consolidated subsidiary	(33)	39	(105)	689
Equity in net loss of affiliated companies	—	(233)	(92)	(709)

Net income (loss)	$4,918	$(6,912)	$12,109	$(14,354)

Basic net income (loss) per share	$0.13	$(0.18)	$0.32	$(0.38)

Shares used in basic per share calculation	37,618	37,488	37,614	37,367

Diluted net income (loss) per share	$0.13	$(0.18)	$0.32	$(0.38)

Shares used in diluted per share calculation	37,999	37,488	37,995	37,367

Integrated Silicon Solution, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2007	September 30, 2006(1)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$58,045	$37,318
Short-term investments	68,083	76,015
Accounts receivable, net	36,566	31,500
Accounts receivable from related parties	609	406
Inventories	40,487	52,417
Other current assets	6,958	4,799

Total current assets	210,748	202,455
Property, equipment and leasehold improvements, net	22,334	21,984
Goodwill	25,338	25,338
Purchased intangible assets, net	4,103	5,391
Other assets	1,809	5,110

Total assets	$264,332	$260,278

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and notes	$606	$1,632
Accounts payable	32,038	35,683
Accounts payable to related parties	1,914	4,440
Accrued compensation and benefits	3,312	2,928
Accrued expenses	7,161	9,665

Total current liabilities	45,031	54,348
Other long-term liabilities	1,917	2,048

Total liabilities	46,948	56,396

Commitments and contingencies

Minority interest	662	690

Stockholders' equity:
Common stock	4	4
Additional paid-in capital	382,422	379,038
Accumulated deficit	(165,920)	(178,029)
Accumulated comprehensive income	216	2,179

Total stockholders' equity	216,722	203,192

Total liabilities and stockholders’ equity	$264,332	$260,278

(1)	Derived from audited financial statements.